EXHIBIT 99.2

REPUBLIC SERVICES, INC.
AUTHORIZES AN ADDITIONAL $650 MILLION FOR STOCK REPURCHASES

PHOENIX (Oct. 31, 2013) - Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has added $650 million to the existing share repurchase authorization. Approximately $110.6 million remained under the prior authorization. The total authorization is now $760.6 million through Dec. 31, 2015.

“Our Board’s approval of a new share repurchase program reflects our long-term commitment of cash return to our shareholders. Since we reinstated our repurchase program in 2010, we have returned over $1 billion to our shareholders and reduced our share count by approximately 9 percent,” said Donald W. Slager, president and chief executive officer.

At current prices, $760.6 million represents over 6 percent of the Company's outstanding shares of stock.

The stock repurchases may be made in the open market, in privately negotiated transactions or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock and overall market conditions. The common stock that is repurchased will be held in treasury.

About Republic Services

Republic is an industry leader in the U.S. non-hazardous solid waste and recycling industry. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges.

Republic participates in investor presentations and conferences throughout the year. Interested parties can find a schedule of these conferences at republicservices.com by selecting “Calendar” on the investor relations page. Audio and other presentations from earnings calls and investor conferences are also available on the investor relations page of the website.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@republicservices.com	irelations@republicservices.com

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